UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2021

ContextLogic Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39775	27-2930953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Sansome Street 33rd Floor

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 432-7323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	WISH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2021, ContextLogic Inc. (the “Company” or “Wish”) announced the appointment of Ying (Vivian) Liu to the position of Chief Financial Officer and as Principal Financial Officer, with such appointment to be effective November 10, 2021 (the “Effective Date”).

Prior to taking on this role, Ms. Liu, age 46, served as Chief Financial Officer and Senior Vice President of Shutterfly, Inc. from April 2020 until October 2021. Prior to her role at Shutterfly, Ms. Liu served as Chief Financial Officer and Senior Vice President of Lexmark from July 2017 until April 2020 and Vice President of Finance, Enterprise BG at Huawei Technologies from October 2016 until June 2017. Earlier in her career, Ms. Liu also served in various positions at Cisco Systems, Inc., Deloitte and Goldman Sachs. Ms. Liu holds an MBA from the University of Washington and a B.A. in International Finance from Shanghai University of Finance and Economics.

In connection with Ms. Liu’s appointment and pursuant to the terms of an offer letter entered into with Ms. Liu (the “Offer Letter”), the Compensation Committee of the Company’s Board of Directors set Ms. Liu’s base salary at $550,000 per year. She will also receive a $425,000 signing bonus within ninety days of the Effective Date, which is subject to a claw-back if she resigns or is terminated without cause within one year of the Effective Date.

Pursuant to the terms of the Offer Letter, the Compensation Committee also awarded Ms. Liu restricted stock units representing a total of 3,280,280 shares of Wish’s Class A common stock (“RSUs”) under Wish’s 2020 Equity Incentive Plan, split into two awards: an inducement grant of 2,950,311 RSUs (the “Inducement Award”) and a make-whole grant of 329,969 RSUs (the “Make-Whole Award”). 1/16th of the RSUs subject to the Inducement Award will vest on February 15, 2022, and an additional 1/16th of the RSUs subject to the Inducement Award will vest on each Company Vesting Date thereafter, subject to Ms. Liu’s continuous service through each such vesting date. A “Company Vesting Date” means February 15, May 15, August 15, or November 15. 1/4th of the RSUs subject to the Make-Whole Award will vest on February 15, 2022, and an additional 1/4th of the RSUs subject to the Make-Whole Award will vest on each Company Vesting Date thereafter, subject to Ms. Liu’s continuous service through each such vesting date.

Further, as part of the Offer Letter, the Company entered into a severance and change in control agreement with Ms. Liu, which became effective upon her appointment (the “Severance Agreement”). The Severance Agreement provides that Ms. Liu will be eligible to receive a lump sum cash payment equal to six months of her base salary, an additional lump sum cash payment equal to six months of her benefits premiums, and 12 months accelerated vesting of her time-based equity awards if she is terminated by the Company without cause or she resigns for good reason, and such termination is not in connection with the Company’s change in control. In the event her termination without cause or resignation for good reason is within three months prior to or 12 months after a change in control, she will be eligible to receive a lump sum cash payment equal to 12 months of her base salary, an additional lump sum cash payment equal to 12 months of her benefit premiums, and full acceleration of her time-based equity awards. In addition, the Company has entered into an indemnification agreement with Ms. Liu in connection with her appointment to the Board in substantially the form entered into with other officers of the Company.

There are no family relationships between Ms. Liu and any of the Company’s directors or executive officers, and Ms. Liu does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the Offer Letter does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Offer Letter which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

As of the Effective Date, each of the Company’s previously appointed Interim Co-Chief Financial Officers, Brett Just and Jennifer Oliver, will be deemed to have resigned from their positions as Co-Chief Financial Officers, and with respect to Mr. Just, as Principal Financial Officer, but are expected to continue in their existing roles.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated October 7, 2021, by and between the Company and Vivian Liu.

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 20, 2020).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2021

ContextLogic Inc.

By:	/s/ Brett Just
Brett Just
Chief Accounting Officer